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                                                              Exhibit (4)(j)(ii)

                       METROPOLITAN LIFE INSURANCE COMPANY

                               One Madison Avenue
                            New York, New York 10010
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ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
The provisions in this endorsement are effective on the issue date of this Contract as a Roth IRA (or the date it has been converted to a Roth IRA); unless a later date is specified under the federal tax law with respect to a provision hereunder.

The following provisions through Article VIII of this Roth IRA Endorsement are word-for-word identical to the operative provisions in Articles I through VIII of IRS Form 5305-RB (3-02) and are deemed to meet the statutory requirements for a Roth IRA.

This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

The annuitant is establishing a Roth Individual Retirement Annuity (Roth IRA) under Section 408A of the Internal Revenue Code, to provide for his or her retirement and for the support of his or her beneficiaries after death.

                                    ARTICLE I

Except in the case of a rollover contribution described in section 408A(e), a re-characterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000
for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

                                   ARTICLE II

1. The contribution limit described in Article I is gradually reduced to $0 for higher income annuitants. For a single annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000; for a married annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married annuitant who files separately, between AGI of $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for that tax year exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in Section 408A(c)(3) and does not include IRA Conversion Contributions.

2. In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

                                   ARTICLE III

The annuitant's interest in the contract is nonforfeitable and nontransferable.

                                   ARTICLE IV

1.       The contract does not require fixed contributions.

2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

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                                                       Exhibit (4)(j)(ii) cont'd

                                    ARTICLE V

                  1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the designated beneficiary, the remaining interest will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b) below:

                  (a) The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant's death, over the designated beneficiary's remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant. Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.

                  (b) The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant's death.

2. If the annuitant's spouse is the designated beneficiary, such spouse will then be treated as the annuitant.

                                   ARTICLE VI

                  1. The annuitant agrees to provide the issuer with information necessary to prepare any reports required under sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS).

                  2. The issuer agrees to submit to the IRS and the annuitant the reports prescribed by the IRS.

                                   ARTICLE VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through VI and this sentence will be controlling. Any additional articles inconsistent with section 408A, the related regulations, or other published guidance will be invalid.

                                  ARTICLE VIII

This Endorsement will be amended as necessary to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

                                   ARTICLE IX

1.       Terms used in this Endorsement:

(a)      "Issuer" means Metropolitan Life Insurance Company ("MetLife").

(b) "Annuitant," "You," and "Your" refer to the measuring life who is also the owner of the annuity contract.

(c) "Contract" may also refer to a "certificate" issued under a group annuity contract.

2. Any provisions relating to Federal tax requirements for your IRA, SEP, or SIMPLE contracts that do not apply to Roth IRAs are hereby deleted by this Endorsement. This includes, but is not limited to, provisions relating to minimum distribution requirements during your life that apply to your IRA, SEP, or SIMPLE contracts but do not apply to your Roth IRA, such as:

                  (i) Automatic sending of information about income plans when you attain age 70 or starting income payments on the April 1 following the calendar year you attain age 70 1/2, and

                  (ii) Waiver of withdrawal charges on withdrawals required to avoid Federal income tax penalties or to satisfy such Federal income tax rules.

         Any other contract references to IRAs, SEPs, or SIMPLEs are replaced with Roth IRA.

3. Notwithstanding Article IV of this Endorsement, no dividends are paid under this annuity contract.

4. Notwithstanding Article V, paragraph 1, the remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant's death, except to the extent that an election is made

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                                                       Exhibit (4)(j)(ii) cont'd

         to receive distributions over the life or over a period not extending beyond the life expectancy of the designated beneficiary, as determined in the year following the death of the annuitant.

5. Under Article V, paragraph 2, a surviving spouse MAY, but is not required to, continue the contract as annuitant after your death. Your surviving spouse may instead elect to receive payments pursuant to paragraph 1 of Article V. For payments made pursuant to paragraph 1(a) of Article V, the surviving spouse may delay the starting date for distributions until the year you would have attained age 70 1/2.

6. The "interest' in the contract includes the amount of any outstanding rollover, transfer and re-characterization under Q&As-7 and -8 of section 1.408-8 of the Income Tax regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits

7. For income tax purposes, withdrawals from your Roth IRA are from annual contributions first, then converted amounts (on a first in, first out basis), and then contract earnings. Withdrawals of contributions are generally not subject to Federal income tax (however, withdrawals of converted amounts within 5 years of such conversion may be subject to a 10% penalty tax). Withdrawals of earnings are not subject to Federal income tax provided such withdrawals are "qualified distributions." Qualified distributions are defined in Section 408A(d) as any distribution made five taxable years after your first contribution to a Roth IRA and the distribution is: (i) made on or after the date you attain age 59 1/2; (ii) made because of your disability as defined in Code Section 72(m)(7); (iii) made for a qualified first-time home purchase (up to $10,000); (iv) made on account of your death.

8. Annuity income payments under this contract will be made in accordance with applicable Federal tax law, including, but not limited to, Article V above. When you reach age 89, we will send you information about annuity income payment options so that you may consider whether to continue the deferral of your Roth IRA contract or begin to receive annuity income payments or other withdrawals from your contract.

9. In order to continue to qualify this annuity contract as a Roth IRA, we may amend this contract to reflect changes in the tax law. We will notify you of any such amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority. Notwithstanding Article VIII, the annuitant's consent will be obtained only when required by law.

10. Any references to unisex rates in the Table of Values and the use of such rates for SEPs or SIMPLEs are deleted.

11. Your contributions, in the aggregate, to Roth IRAs and traditional IRAs cannot exceed the limit set forth in Article I. You are solely responsible for determining your eligibility to make a contribution to your Roth IRA, including satisfying the adjusted gross income limits for contributions or conversions.

12. We may at our option either accept additional future payments or, where otherwise permitted by law, terminate the contract by a lump sum payment of the then present value of the paid up benefit if no premiums have been received for two full consecutive policy years, the account balance is less than $2,000, and the paid up annuity benefit at maturity would be less than $20 per month.

13. For purposes of Article VII, the term "article" shall include any provision of the Contract (including any endorsements thereto).

All other terms and conditions of the Contract remain unchanged.

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.

/s/ Gwenn L. Carr
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Gwenn L. Carr
Vice-President & Secretary